Exhibit 10.11

September 8, 2015

Patriot Financial Partners II, L.P.
Patriot Financial Partners Parallel II, L.P.
Cira Center
2929 Arch Street, 28th Floor
Philadelphia, PA  19104
Attention:  W. Kirk Wykoff

Dear Mr. Wykoff:

Reference is made to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of June 25, 2015, by and among Meta Financial Group, Inc., a Delaware corporation (the “Company”), Patriot Financial Partners II, L.P., a Delaware limited partnership, and Patriot Financial Partners Parallel II, L.P., a Delaware limited partnership (collectively, the “Buyers”).  Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Purchase Agreement.

Pursuant to the Purchase Agreement, on the date hereof the Buyers are acquiring from the Company the Placement Shares, which, together with the 135,000 shares of Common Stock (the “Existing Shares”) held by the Buyers (or either of them) and their respective Affiliates on the date hereof (representing all of the shares of Common Stock beneficially owned (determined in accordance with Section 13(d) of the 1934 Act) by the Buyers and their Affiliates on the date hereof), represent approximately 3% of the total issued and outstanding shares of Common Stock of the Company (after giving effect to the issuance of the Placement Shares under the Purchase Agreement and the transactions contemplated by the Other Private Placements).  As an inducement to the Buyers to enter into the Purchase Agreement and to acquire the Placement Shares upon the terms and conditions set forth therein, the Company has agreed to enter into this letter agreement (this “Agreement”), which is referred to in the Purchase Agreement as the Investor Rights Agreement, at the closing of the transactions contemplated by the Purchase Agreement.  For purposes of this Agreement, “Placement Shares” shall mean the 116,334 shares of Common Stock issuable pursuant to the Purchase Agreement.

1.            Management Meetings.  The Company hereby covenants and agrees that for so long as the Buyers and their Affiliates (collectively, the “Investors”) continue to hold at least the Threshold Amount (as defined below), one or more representatives of the Buyers shall have the right to periodically meet with the President, the Chief Executive Officer and the Chief Financial Officer of the Company for the purpose of discussing the operations, strategy (including acquisitions and divestitures), and policies of the Company and its subsidiaries (collectively, the “Meta Companies”) on a basis consistent with the parameters set forth in the Policy Statement on Equity Investments in Banks and Bank Holding Companies issued by the Federal Reserve, 12 C.F.R. §225.144.  Such meetings (each, a “Management Meeting”) shall be scheduled upon the request of the Buyers and shall be held at a time and place mutually agreeable to the Company and the Buyers (and in an absence of agreement regarding location, the Management Meeting shall be held at the Company’s Sioux Falls, South Dakota executive offices), or such Management Meeting may be held by telephone conference.  The Company shall have no obligation to schedule a Management Meeting more frequently than once during each fiscal quarter, though the parties acknowledge that more frequent calls or meetings may occur as may be mutually agreed to by the Company and the Buyers.  The Buyers, on the one hand, and the Company, on the other hand, shall each bear its own costs and expenses incurred in connection with such Management Meetings.  For purposes of this Agreement, the term “Threshold Amount” shall mean seventy-five percent (75%) of the Aggregate Shares; provided, however, solely for purposes of determining whether the Investors hold the Threshold Amount, any of the Shares sold by the Buyers or their Affiliates pursuant to Section 4(k)(ii) of the Purchase Agreement shall be deemed to be held by the Buyers or such Affiliates.  The Buyers covenant and agree to provide written notice to the Company within five (5) Business Days following the date on which the Investors cease to hold at least the Threshold Amount.  For purposes of this Agreement, “Aggregate Shares” shall mean the sum of (i) the Placement Shares and (ii) the Existing Shares.

Patriot Financial Partners II, L.P.
Patriot Financial Partners Parallel II, L.P.
September 8, 2015

2.            Monthly Financials.  The Company hereby covenants and agrees that for so long as the Investors continue to hold at least the Threshold Amount, the Company shall provide to the Buyers internally prepared monthly financial statements, in such form and substance reasonably determined by the Company, which financial statements shall be delivered within ten (10) Business Days of the closing of the Company’s books for such month.  Notwithstanding the foregoing, the Company shall not deliver the monthly financial statements to the Buyers if the Buyers deliver a prior written notice to the Company that the Buyers do not want to receive such financial statements.

3.            Term and Termination.  This Agreement shall commence on the date hereof and shall remain in effect until terminated in accordance with this Section 3.  This Agreement shall automatically terminate without further action on the part of any party hereto or any other Person on the date that the Investors cease to hold at least the Threshold Amount.  The Buyers shall have the right to terminate this Agreement at any time by giving written notice to the Company, whereupon this Agreement shall terminate on the date specified in the notice of termination delivered by the Buyers to the Company.  In the event the board of directors of the Company shall determine, in good faith, that the Buyers (or either of them) are in breach or other violation of (or have breached or otherwise violated) the provisions of the Confidentiality Agreement, the Company shall have the right, without any further action by either Buyer or any other Person, to terminate this Agreement, or suspend its obligations pursuant to Sections 1 and 2 hereof, as it may determine in its sole discretion.  For purposes of this Agreement, the “Term” means the period beginning on the date hereof and ending on the date this Agreement shall have been terminated in accordance with this Section 3.  Notwithstanding anything to the contrary contained herein, no termination of this Agreement shall have the effect of releasing either of the Buyers or any of their Representatives (as defined in the Confidentiality Agreement) from their obligations under Section 4 hereof, and the provisions of Sections 4, 5 and 6 hereof shall remain binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns following any termination of this Agreement.

Patriot Financial Partners II, L.P.
Patriot Financial Partners Parallel II, L.P.
September 8, 2015

4.            Proprietary Information.  Each of the Buyers hereby acknowledges and agrees that, in connection with the negotiation of the Purchase Agreement and the performance of the transactions contemplated thereby and the transactions contemplated by this Agreement (including pursuant to, and in connection with, Management Meetings and the provision of the financial statements contemplated by Section 2 hereof), the Buyers and their Representatives have been, and may be in the future, exposed to or provided with data and information concerning the business and affairs of the Meta Companies, their customers and/or third party program managers or other agents, including information relating to their sales and marketing methods, pricing programs, profitability analyses and profit margin information, third party relationships and other confidential matters.  Each of the Buyers (on behalf of itself and its Representatives) hereby (i) acknowledges and agrees that all of such data and information is and shall be deemed to be “Proprietary Information,” as defined in, and for purposes of, the Confidentiality Agreement (subject only to the limitations expressly set forth in the definition thereof in the Confidentiality Agreement) that is provided in connection with, and subject to, the Confidentiality Agreement, and (ii) acknowledges and reaffirms its obligations set forth in the Confidentiality Agreement with respect to Proprietary Information.

5.            Acknowledgement of Securities Laws Obligations.  Each of the Buyers hereby acknowledges that it is aware (and the Representatives of the Buyers who receive Proprietary Information will be made aware by the Buyers) of the restrictions under the federal securities laws imposed on a Person in possession of material nonpublic information concerning an issuer, including with respect to purchasing or selling securities of such issuer and the communication of such information to other Persons.  Each of the Buyers agrees that neither it nor its Representatives nor any of their respective Affiliates will, and will cause any third party not to, use any data or information in contravention of such securities laws or any rules or regulations promulgated thereunder.  Upon the request of the Buyers made at least five calendar days in advance of a Management Meeting, the Company will not disclose to the Buyers in such meeting any information that the Company, in its good faith determination, believes to be material non-public information; provided, however, that each of the Buyers acknowledges and reaffirms its obligations set forth in the Confidentiality Agreement and this Agreement, including with respect to its obligation not to purchase or sell securities of the Company in violation of applicable securities laws when it is in possession of material non-public information of the Company; and provided further, that each of the Buyers agrees that the Company shall have no liability arising out of its performance of its obligations under this sentence except to the extent that the Company shall have acted in bad faith.

Patriot Financial Partners II, L.P.
Patriot Financial Partners Parallel II, L.P.
September 8, 2015

6.            Miscellaneous.

(a)          Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the Laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Sioux Falls, South Dakota, for the adjudication of any dispute hereunder or in connection herewith or with any transaction or matter contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)          Counterparts.  This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile or electronic (i.e., “PDF”) signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

(c)          Notices. All notices to be delivered hereunder shall be delivered in accordance with Section 9(g) of the Purchase Agreement.

(d)          Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(e)          Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

Patriot Financial Partners II, L.P.
Patriot Financial Partners Parallel II, L.P.
September 8, 2015

(f)          Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(g)          Waivers and Amendment.  This Agreement may be modified or the terms of this Agreement waived only by a separate writing signed by the parties expressly so modifying or waiving this Agreement or such terms.  It is further understood and agreed that no failure or delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege under this Agreement.

(h)          Assignment.  Neither Buyer may assign this Agreement or any of its rights hereunder, nor delegate any duties under this Agreement, without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion.  Any assignment or delegation or attempted assignment or delegation of this Agreement or any of the rights of either Buyer hereunder without the prior written consent of the Company will be void.

(i)          No Warranty.  Each of the Buyers understands that neither the Company nor its Representatives make any representation or warranty as to the accuracy or completeness of any of the Proprietary Information.  Each of the Buyers agrees that neither the Company nor any of its directors, officers, employees or Representatives shall have any liability to the Buyers or any of their Representatives resulting from the use of the Proprietary Information by either of the Buyers or their Representatives.

(j)          Interpretive Matters.  Unless the context otherwise requires, (i) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and (ii) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

[Signature page follows]

Very truly yours,

META FINANCIAL GROUP, INC.

By:	/s/ J. Tyler Haahr
	Name:	J. Tyler Haahr
	Title:	Chief Executive Officer

Acknowledged and agreed as of the date written above by:

BUYERS:

PATRIOT FINANCIAL PARTNERS II, L.P.

By:	/s/ W. Kirk Wycoff
Name:	W. Kirk Wycoff
Title:	Managing Partner

PATRIOT FINANCIAL PARTNERS PARALLEL II, L.P.

By:	/s/ W. Kirk Wycoff
Name:	W. Kirk Wycoff
Title:	Managing Partner

[Signature Page to Investor Rights Agreement]